Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2016
Third Quarter and Nine Months; Reaffirms Fiscal 2016 Guidance

DALLAS (August 3, 2016) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2016 third quarter and nine months ended June 30, 2016.

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Fiscal 2016 third quarter consolidated net income was $71.2 million, or $0.69 per diluted share, compared with consolidated net income of $56.3 million, or $0.55 per diluted share in the prior-year quarter.

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Fiscal 2016 third quarter consolidated net income, excluding net unrealized margins, was $68.6 million, or $0.67 per diluted share, compared with consolidated net income, excluding net unrealized margins of $55.1 million, or $0.54 per diluted share in the prior-year quarter.

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The company's Board of Directors has declared a quarterly dividend of $0.42 per common share. The indicated annual dividend for fiscal 2016 is $1.68, which represents a 7.7 percent increase over fiscal 2015.

•	Fiscal 2016 earnings guidance remains in the range of $3.25 to $3.35 per diluted share, excluding net unrealized margins.

For the nine months ended June 30, 2016, consolidated net income was $315.9 million, or $3.06 per diluted share, compared with net income of $291.6 million, or $2.86 per diluted share for the same period last year. Consolidated net income includes net unrealized gains of $7.8 million, or $0.08 per diluted share for the nine months ended June 30, 2016, compared with net unrealized gains of $5.2 million, or $0.05 per diluted share for the prior-year period.

“Our financial and operational performance in the quarter puts us on track for another year of achieving our commitments," said Kim Cocklin, chief executive officer of Atmos Energy Corporation. “We continue to make investments to enhance the safety and reliability for our customers, while delivering consistent results for our shareholders. As we enter the final quarter of fiscal 2016, we are poised to deliver earnings per diluted share in the range of $3.25 to $3.35," Cocklin concluded.

Results for the Quarter Ended June 30, 2016
Regulated distribution gross profit increased $8.4 million to $275.4 million for the fiscal 2016 third quarter, compared with $267.0 million in the prior-year quarter. Gross profit reflects a net $6.5 million increase in rates, primarily in the Mississippi, Louisiana and West Texas Divisions. Additionally, higher customer counts primarily in our Mid-Tex and Louisiana Divisions increased gross profit $1.5 million.
Regulated pipeline gross profit increased $12.2 million to $109.2 million for the quarter ended June 30, 2016, compared with $97.0 million for the same quarter last year. This increase is primarily the result of an $11.3 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filings approved in 2016 and 2015.
Nonregulated gross profit increased $5.0 million to $22.8 million for the fiscal 2016 third quarter, compared with $17.8 million for the prior-year quarter, as a result of a $2.8 million increase in realized margins, combined with a $2.2 million increase in unrealized margins. The quarter-over-quarter increase in realized margins reflects the timing and magnitude of settlement gains on financial positions.
Consolidated operation and maintenance expense for the quarter June 30, 2016, was $137.4 million, compared with $132.4 million for the prior-year period. This increase was primarily driven by increased pipeline maintenance spending and legal expenses, partially offset by lower employee-related costs.

Results for the Nine Months Ended June 30, 2016
Regulated distribution gross profit increased $20.9 million to $1,018.0 million for the nine months ended June 30, 2016, compared with $997.1 million in the prior-year period. Gross profit reflects a net $37.2 million increase in rates, primarily in the Mid-Tex, Mississippi and West Texas Divisions. This increase was partially offset by a $14.5 million decrease in revenue-related taxes and a $3.6 million decrease in consumption. Weather was 25 percent warmer than the prior-year period, before adjusting for weather normalization mechanisms, which resulted in a 19 percent decrease in sales volumes.
Regulated pipeline gross profit increased $27.3 million to $299.6 million for the nine months ended June 30, 2016, compared with $272.3 million in the prior-year period. This increase primarily reflects a $28.4 million increase in revenue from the GRIP filings approved in 2016 and 2015. This increase was partially offset by decreased through-system volumes and lower storage and blending fees due to warmer weather in the current-year period.

Nonregulated gross profit decreased $5.0 million to $51.7 million for the nine months ended June 30, 2016, compared with $56.7 million for the prior-year period, as a result of a $9.4 million decrease in realized margins, partially offset by a $4.3 million increase in unrealized margins. The year-over-year decrease in realized margins reflects larger settlement losses incurred during the second quarter during a period of falling natural gas prices, partially offset by the aforementioned settlement gains realized during the third quarter.

Consolidated operation and maintenance expense for the nine months ended June 30, 2016, was $396.0 million, compared with $384.5 million for the prior-year period. This increase was primarily driven by increased pipeline maintenance spending and legal expenses partially offset by lower employee-related costs.

Capital expenditures increased to $796.0 million for the nine months ended June 30, 2016, compared with $667.5 million in the prior-year period driven by a planned increase in spending in the company's regulated operations.

For the nine months ended June 30, 2016, the company generated operating cash flow of $624.6 million, a $93.0 million decrease compared with the nine months ended June 30, 2015. The year-over-year decrease primarily reflects the timing of deferred gas cost recoveries.

The debt capitalization ratio at June 30, 2016 was 47.4 percent, compared with 47.7 percent at September 30, 2015 and 45.5 percent at June 30, 2015. At June 30, 2016, there was $670.5 million of short-term debt outstanding, compared with $457.9 million at September 30, 2015 and $252.0 million at June 30, 2015.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2016 earnings to be in the range of $3.25 to $3.35 per diluted share, excluding net unrealized margins. Net income from regulated operations is expected to be in the range of $320 million to $335 million. Net income from nonregulated operations is expected to be in the range of $14 million to $19 million, excluding net unrealized margins. Capital expenditures for fiscal 2016 are now expected to be at the top end of the previously announced range, approximating $1.1 billion.
Conference Call to be Webcast August 4, 2016

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2016 third quarter on Thursday, August 4, 2016, at 10:00 a.m. Eastern. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, chief executive officer, Mike Haefner, president and chief operating officer, Bret Eckert, senior vice president and chief financial officer, along with other members of the leadership team, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments

S&P Upgrades Atmos Energy's Senior Unsecured Debt
On May 13, 2016, S&P Global Ratings upgraded Atmos Energy's senior unsecured debt rating to A from A- with a ratings outlook of stable, citing the company's robust financial performance, largely due to the timely recovery of invested capital.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2016. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, in addition to presenting the traditional U.S. GAAP measures, historical net income and diluted earnings per share for the quarter and year-to-date periods are presented after excluding net unrealized margins on financial positions utilized in the Company's nonregulated operations. These non-GAAP financial measures are included because the Company believes they more accurately reflect the Company's financial performance since the net unrealized margins relate to positions that will settle in the future and are not necessarily indicative of the value of those positions when they are ultimately settled. In addition, the Company's fiscal year guidance for expected diluted earnings per share and net income from nonregulated operations excludes net unrealized margins because these amounts are not determinable until after the end of the fiscal year.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30,
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$275,381	$267,019
Regulated pipeline segment	109,249	97,008
Nonregulated segment	22,814	17,779
Intersegment eliminations	(133)	(133)
Gross profit	407,311	381,673
Operation and maintenance expense	137,444	132,447
Depreciation and amortization	73,459	68,444
Taxes, other than income	59,244	63,175
Total operating expenses	270,147	264,066
Operating income	137,164	117,607
Miscellaneous income	833	634
Interest charges	27,698	27,955
Income before income taxes	110,299	90,286
Income tax expense	39,106	34,005
Net income	$71,193	$56,281
Basic and diluted earnings per share	$0.69	$0.55
Cash dividends per share	$0.42	$0.39
Basic and diluted weighted average shares outstanding	103,750	102,000

	Three Months Ended June 30,
Summary Net Income by Segment (000s)	2016	2015
Regulated distribution	$29,856	$22,464
Regulated pipeline	33,130	28,568
Nonregulated	5,613	4,019
Unrealized margins, net of tax	2,594	1,230
Consolidated net income	$71,193	$56,281

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30,
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$1,017,984	$997,066
Regulated pipeline segment	299,629	272,305
Nonregulated segment	51,671	56,724
Intersegment eliminations	(399)	(399)
Gross profit	1,368,885	1,325,696
Operation and maintenance expense	395,958	384,489
Depreciation and amortization	216,670	204,059
Taxes, other than income	172,872	181,606
Total operating expenses	785,500	770,154
Operating income	583,385	555,542
Miscellaneous expense	(1,061)	(2,634)
Interest charges	85,741	85,166
Income before income taxes	496,583	467,742
Income tax expense	180,719	176,182
Net income	$315,864	$291,560
Basic and diluted earnings per share	$3.06	$2.86
Cash dividends per share	$1.26	$1.17
Basic and diluted weighted average shares outstanding	103,137	101,776

	Nine Months Ended June 30,
Summary Net Income by Segment (000s)	2016	2015
Regulated distribution	$217,423	$195,704
Regulated pipeline	83,901	78,285
Nonregulated	6,737	12,390
Unrealized margins, net of tax	7,803	5,181
Consolidated net income	$315,864	$291,560

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2016	2015
Net property, plant and equipment	$8,053,547	$7,430,580
Cash and cash equivalents	66,206	28,653
Accounts receivable, net	277,362	295,160
Gas stored underground	244,841	236,603
Other current assets	60,504	65,890
Total current assets	648,913	626,306
Goodwill	742,702	742,702
Deferred charges and other assets	282,206	293,357
	$9,727,368	$9,092,945

Shareholders' equity	$3,466,724	$3,194,797
Long-term debt	2,205,645	2,455,388
Total capitalization	5,672,369	5,650,185
Accounts payable and accrued liabilities	198,882	238,942
Other current liabilities	410,452	457,954
Short-term debt	670,466	457,927
Current maturities of long-term debt	250,000	—
Total current liabilities	1,529,800	1,154,823
Deferred income taxes	1,585,500	1,411,315
Deferred credits and other liabilities	939,699	876,622
	$9,727,368	$9,092,945

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30,
(000s)	2016	2015
Cash flows from operating activities
Net income	$315,864	$291,560
Depreciation and amortization	216,670	204,059
Deferred income taxes	171,042	164,627
Other	20,750	18,999
Changes in assets and liabilities	(99,728)	38,337
Net cash provided by operating activities	624,598	717,582
Cash flows from investing activities
Capital expenditures	(796,008)	(667,483)
Other, net	1,627	(1,119)
Net cash used in investing activities	(794,381)	(668,602)
Cash flows from financing activities
Net increase in short-term debt	212,539	48,830
Net proceeds from issuance of long-term debt	—	493,538
Net proceeds from equity offering	98,660	—
Settlement of interest rate agreements	—	13,364
Repayment of long-term debt	—	(500,000)
Cash dividends paid	(130,363)	(116,645)
Repurchase of equity awards	—	(7,985)
Issuance of common stock through stock purchase and employee retirement plans	26,500	20,813
Net cash provided by (used in) financing activities	207,336	(48,085)
Net increase in cash and cash equivalents	37,553	895
Cash and cash equivalents at beginning of period	28,653	42,258
Cash and cash equivalents at end of period	$66,206	$43,153

	Three Months Ended June 30,		Nine Months Ended June 30,
Statistics	2016	2015	2016	2015
Consolidated distribution throughput (MMcf as metered)	65,399	66,260	318,936	372,708
Consolidated pipeline transportation volumes (MMcf)	128,801	134,823	373,000	381,828
Consolidated nonregulated delivered gas sales volumes (MMcf)	76,798	75,929	257,733	272,260
Regulated distribution meters in service	3,179,374	3,144,874	3,179,374	3,144,874
Regulated distribution average cost of gas	$3.97	$4.15	$4.10	$5.26
Nonregulated net physical position (Bcf)	30.6	22.1	30.6	22.1
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